[ABS letterhead]



Scientific Contact:                          Media and Investor
Contact:
Emer Leahy, Ph.D.                            Jeffrey Davis
Senior Vice President, Business Development  StartUp Solutions LLC
(516) 789-2600                              (212) 554-4158
Fax: (516) 789-1661                         Fax: (212) 554-4058
eleahy@mabxa.com                             JBDx1@aol.com


AMERICAN BIOGENETIC SCIENCES, INC. ACQUIRES STELLAR BIO SYSTEMS, INC.,
        A MANUFACTURER OF IMMUNODIAGNOSTIC KITS AND REAGENTS

Copiague, New York - April 27, 1998 - American Biogenetic Sciences, Inc. (ABS)(NASDAQ:MABXA) today announced that it has acquired Stellar Bio Systems, Inc. (Stellar) for an initial payment of $700,000 in stock and $120,000 in cash. ABS will make additional payments of up to $650,000 in stock over the next three years, should Stellar achieve its aggressive sales projections. Stellar, based in Columbia, Maryland, is a manufacturer of immunodiagnostic kits and reagents. For the year ended December 31, 1997, Stellar was profitable on revenues of $1.4 million.

The acquisition brings a number of major benefits that will help ABS expand its diagnostic business. Stellar provides immunodiagnostic tests and access to potential new distribution channels and customers for ABS' Thrombus Precursor Protein (TpP ) and Functional Intact Fibrinogen (FiF ) diagnostic products. Stellar also provides contract services in the development, process scale-up, production and purification of monoclonal and polyclonal antibodies in an FDA registered 16,000 sq. ft. facility. In addition Stellar's contract services could be greatly enhanced with ABS' Antigen Free technology which has the capability to generate monoclonal antibodies unattainable by conventional means.

Under the terms of the Agreement, the upfront payments consist of $700,000 shares of common stock and $120,000 in cash. Additional milestone payments of up to $650,000 will be made in stock over the next three years should Stellar achieve its sales targets while maintaining profitability. The number of shares to be issued in milestone payments will be determined by the price per share on the respective anniversary date.

Commenting on the acquisition, Alfred J. Roach, Chairman and CEO of ABS said, "The acquisition of Stellar is an important move for ABS as we strategically position the Company to become a leader in high affinity monoclonal antibody production with a growing diagnostic business. There are numerous operational and technical synergies between our two companies which will enable us to develop and expand our business. Most importantly, the acquisition significantly increases ABS' marketing and distribution capability through the addition of leading distributors in several countries."

John Brewer, President and CEO of Stellar said, "We at Stellar are very pleased to be a part of a larger growing company. ABS provides unique proprietary diagnostic products and Antigen Free technology with the capability of generating high affinity monoclonal antibodies. Stellar provides menus of immunodiagnostic tests and reagents, a modern FDA registered manufacturing and research facility and an international distribution network. Together our growth potential is significantly enhanced."

American Biogenetic Sciences, Inc., has a fully integrated diagnostic business to develop and commercialize proprietary diagnostic tests; and a neurobiology initiative to develop therapeutic compounds for the treatment of serious neurological conditions. ABS also conducts research and development throughout its Global Scientific Network in the U.S., Europe, Israel and Russia.

Statements in this release that are not strictly historical are "forward-looking" statements within the meaning of Private Securities Litigation Reform Act of 1995, and should be considered as subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated. Specifically, the ability of each business to synergistically enhance the other may not materialize and the acquired business may not maintain profitability going forward due to increased costs and/or decreased market revenues due to reduced market penetration or the emergence of increasing competition. For further details and a discussion of these risks and uncertainties, see the Company's Securities and Exchange Commission filings, including the Company's Annual Report or Form 10-K.

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